Exhibit 99.5

Consent of Rothschild Inc.

We hereby consent to the use in Amendment No. 1 to the Registration Statement (the “Registration Statement”) of Level 3 Communications, Inc. (“Level 3”) on Form S-4 and in the Joint Proxy Statement/Prospectus of Level 3 and tw telecom inc., which is part of the Registration Statement, of our opinion dated June 15, 2014 appearing as Annex C to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Summary — The Mergers — Opinion of Level 3’s Financial Advisor,” “The Mergers — Background of the Mergers,” “The Mergers — Certain tw telecom Prospective Financial Information,” “The Mergers — Level 3’s Reasons for the Mergers; Recommendations of Level 3’s Board of Directors,” “The Mergers — Opinion of Level 3’s Financial Advisor,” and “The Mergers — Certain Level 3 Prospective Financial Information.”  In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ Rothschild Inc.
ROTHSCHILD INC.

New York, New York
September 25, 2014